Exhibit 1.1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of April 2005

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of April 2005.

Operational Statistics for the month of April 2005 and the comparative figures for the previous month are as follows:-

	April 2005	March 2005

1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	87.865 million	86.982 million
• Post-paid Subscribers	44.497 million	44.048 million
• Pre-paid Subscribers	43.368 million	42.934 million

Aggregated Net Addition in 2005 of GSM Cellular Service Subscribers	3.598 million	2.715 million
• Post-paid Subscribers	1.653 million	1.204 million
• Pre-paid Subscribers	1.945 million	1.511 million

Aggregated Number of CDMA Cellular Service Subscribers	29.928 million	29.432 million
• Post-paid Subscribers	27.660 million	27.227 million
• Pre-paid Subscribers	2.268 million	2.205 million

Aggregated Net Addition in 2005 of CDMA Cellular Service Subscribers	2.114 million	1.618 million
• Post-paid Subscribers	1.837 million	1.403 million
• Pre-paid Subscribers	0.277 million	0.215 million

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2005 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	3.5517 billion	2.6339 billion
• Domestic Long Distance	3.4940 billion	2.5890 billion
• International, Hong Kong, Macau & Taiwan Long-Distance	0.0577 billion	0.0449 billion

Aggregated Usage Volume in 2005 of Outgoing Calls of IP Telephone (minutes)	4.8217 billion	3.5111 billion
• Domestic Long Distance	4.7754 billion	3.4765 billion
• International, Hong Kong, Macau & Taiwan Long-Distance	0.0463 billion	0.0346 billion

3. INTERNET SERVICES:
Aggregated Number of Internet Subscribers	9.281 million	10.033 million

Notes:

1.                    All the Aggregated Numbers recorded for the months of March 2005 and April 2005 are aggregated data reported at 24:00 on 31 March 2005 and 30 April 2005 respectively.

2.                    The accounting period of all Aggregated Net Additions in 2005 and all Aggregated Usage Volumes in 2005 for the month of April 2005 is the period commencing from 0:00 on 1 January 2005 to 24:00 on 30 April 2005 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of March and April 2005 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian and Cheung Wing Lam, Linus

By Order of the Board
CHINA UNICOM LIMITED
YEE FOO HEI
Company Secretary

Hong Kong, 19 May 2005